Exhibit A

CATALYST FUNDS

CLASS C MASTER DISTRIBUTION PLAN

AMENDMENT 9

The Class C Master Distribution Plan has been adopted with respect to the following Funds:

Catalyst Value Fund

Catalyst Strategic Value Fund

Catalyst High Income Fund

Catalyst Total Return Income Fund

Catalyst Rising Dividend Income Fund

Listed Private Equity Plus Fund

America First Quantitative Strategies Fund

Compass EMP Conservative to Moderate Fund

Compass EMP Long-Term Growth Fund

Compass EMP Alternative Investment Fund

Eventide Gilead Fund

Day Hagan Tactical Allocation Fund of ETFs

Catalyst/Groesbeck Growth of Income Fund

Catalyst Funds

Dated as of May 25, 2010

By: ____/s/ Jerry Szilagyi ___________________________

      Jerry Szilagyi, Trustee